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                                                                    Exhibit 99.1

                             USABancShares.com, Inc.


                                  MEDIA RELEASE
                                  -------------

               USABancShares.com, Inc. Announces Entry of Consent
            Agreements with Regulatory Authorities and Other Matters

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PHILADELPHIA (BUSINESS WIRE) July 13, 2001. USABancShares.com, Inc.
("USABancShares" or the "Company") (NASDAQ - "USAB") today announced that vBank, a Savings Bank, its wholly-owned subsidiary, entered into a Stipulation and Consent to entry of Order to Cease and Desist with each of the Federal Deposit Insurance Corporation and the Department of Banking of the Commonwealth of Pennsylvania (the "Orders"). The Orders set forth requirements with respect to vBank's assets, capital position, and policies and procedures. Each of the Orders further require vBank to conduct its business in accordance with its terms and conditions and requires that periodic reports be made to vBank's banking regulators. Copies of the Orders will be attached to a Current Report on Form 8-K to be filed by USABancShares with the Securities and Exchange Commission.

USABancShares has also received notification from the Nasdaq Stock Market that based on its present market capitalization, it is failing to meet applicable listing standards. The Company has until October 1, 2001 to regain compliance with the rule or it will become subject to possible delisting.

USABancShares also announced that it had discovered a defalcation involving a longstanding customer of vBank. The Company estimates that such defalcation will reduce USABancShares earnings for the quarter ending June 30, 2001 from a loss of approximately $140,000 to a loss of approximately $3,115,000. vBank is aggressively pursuing, through legal means, collection of the loss. There can be no assurance as to the amount, if any, of any recovery by vBank. The foregoing loss will result in the Company and vBank failing to comply with its capital adequacy requirements.

USABancShares continues to negotiate with an outside investor to raise capital for the Company and vBank in an effort to improve the financial condition of the Company and its banking


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subsidiary. However, no assurance can be made that USABancShares will be successful in its capital raising efforts.

 Forward Looking Statements:

         Some of the statements contained in this press release discuss future expectations and financial conditions and state other "forward looking" information. Those statements are subject to known and unknown risks; uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, for example: general economic conditions, including their impact on capital expenditures; business conditions in the financial services industry; the regulatory environment; rapidly changing technology and evolving banking industry standards; competitive factors, including increased competition with community, regional and national financial institutions; new services and products offered by competitors; and price pressures.



CONTACT:
Craig J. Scher, 215/569-4200
cscher@usabancshares.com


                                       # #

                             USABancShares.com, Inc.
       One Lincoln Plaza o 1535 Locust Street o Philadelphia o PA o 19102
                       (215) 569.4200 o fax (215) 599.1672



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